EXHIBIT 23.2

                        ACCOUNTANT'S CONSENT




The Board of Directors
Baldwin Piano & Organ Company


We consent to incorporation by reference in the registration statement on Form S-8 of Baldwin Piano & Organ Company of our report dated February 21, 1994, relating to the consolidated balance sheets of Baldwin Piano & Organ Company and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Baldwin Piano & Organ Company. Our report refers to changes in methods of accounting for income taxes, postretirement and postemployment benefits in 1993. We also consent to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration statement.


Cincinnati, Ohio                KPMG PEAT MARWICK
May 24, 1994